Exhibit 21

The Company has the following subsidiaries:
Clayton, Dunning Group Inc. - A Florida corporation
Clayton, Dunning & Company Inc. - A Florida corporation
Clayton, Dunning Asset Management Inc. - A Florida corporation
Clayton, Dunning Futures Inc. - A Florida corporation
Clayton, Dunning Capital Partners Inc. - A Florida corporation